As filed with the Securities and Exchange Commission on December 8, 2009
Registration No. 333- 59450

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
VOYAGER LEARNING COMPANY
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	36-3580106 (I.R.S. Employer Identification No.)
1800 Valley View Lane, Suite 400
Dallas, Texas 75234-8923
(214) 932-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Todd W. Buchardt
General Counsel and Secretary
Cambium Learning Group, Inc.
1800 Valley View Lane, Suite 400
Dallas, Texas 75234-8923
(214) 932-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Not Applicable
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:     ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:     ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF SECURITIES
     The Registration Statement on Form S-3 (Registration No. 333-59450) (the “Registration Statement”) of Voyager Learning Company, a Delaware corporation (“Voyager”), pertaining to the registration of up to 4,362,999 shares of common stock, par value $0.001 per share (“Common Stock”), of Voyager, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on April 24, 2001, and was amended on June 21, 2001 and September 24, 2001.
     On June 20, 2009, Cambium Learning Group, Inc. (“Holdings”), Voyager, Vowel Acquisition Corp. (“Voyager Merger Sub”), VSS-Cambium Holdings II Corp., Consonant Acquisition Corp., and Vowel Representative, LLC, entered into an Agreement and Plan of Mergers (the “Merger Agreement”), pursuant to which Holdings effected a business combination of Voyager and Cambium Learning, Inc. (“Cambium”).
     On December 8, 2009 (the “Effective Time”), Voyager Merger Sub was merged with and into Voyager, with Voyager continuing as the surviving corporation and a wholly owned subsidiary of Holdings (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares of common stock held directly or indirectly by Voyager, Cambium or Holdings (which were cancelled as a result of the Merger) and shares with respect to which appraisal rights were properly exercised and not withdrawn) was automatically converted into the right to receive at the election of each stockholder, either (i) $6.50 in cash, without interest, or (ii) one share of common stock of Holdings, plus, regardless of the election made, additional consideration consisting of cash and a contingent value right, as described in the Merger Agreement.
     As a result of the Merger, Voyager has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Voyager in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Voyager hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 2009.

VOYAGER LEARNING COMPANY
By:	/s/ Todd W. Buchardt
Todd W. Buchardt
General Counsel and Secretary